EXHIBIT 3.2

SECOND AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

GENTHERM INCORPORATED

a Michigan corporation

Pursuant to the provisions of Act 284, Public Acts of 1972, the undersigned executes the following Articles:

1.	The present name of the corporation is: Gentherm Incorporated

2.	The identification number assigned by the Bureau is: 545-27C

3.	The former name(s) of the corporation are:

Amerigon Incorporated

Amerigon Michigan, Inc.

4.	The date of filing the original Articles of Incorporation was: March 23, 2005

The following Amended and Restated Articles of Incorporation supersede the Restated Articles of Incorporation as amended and shall be the Articles of Incorporation for the corporation:

ARTICLE I

The name of the Corporation is: GENTHERM INCORPORATED.

ARTICLE II

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Michigan Business Corporation Act.

ARTICLE III

A. The total number of shares which the corporation is authorized to issue is 59,991,000, of which 55,000,000 shall be Common Stock, without par value, and 4,991,000 shall be Preferred Stock, without par value.

B. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized to fix the number of shares of any series of Preferred Stock and to determine the designation of any such series. The Board of Directors is also authorized to determine or alter the voting and other rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.

C. Intentionally Omitted.

D. Intentionally Omitted.

ARTICLE IV

The address of the registered office is 21680 Haggerty Road, Suite 101, Northville, Michigan 48167. The mailing address of the registered office is the same as above. The name of the resident agent is Barry Steele.

ARTICLE V

Intentionally omitted.

ARTICLE VI

Any action required or permitted by the Michigan Business Corporation Act to be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice, and without a vote, if consents in writing setting forth the action so taken, are signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote on the action were present and voted. The written consents shall bear the date of signature of each shareholder who signs the consent. No written consents shall be effective to take the corporate action referred to unless, within 60 days after the record date for determining shareholders entitled to express consent or to dissent from a proposal without a meeting, written consents dated not more than 10 days before the record date and signed by a sufficient number of shareholders to take the action are delivered to the Corporation. Delivery shall be to the Corporation’s registered office, its principal place of business, or an officer or agent of the Corporation having custody of the minutes of the proceedings of its shareholders. Delivery made to a Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to shareholders who would have been entitled to notice of the shareholder meeting if the action had been taken at a meeting and who have not consented in writing. An electronic transmission consenting to an action is a written, signed and dated consent for purposes of this section to the extent permitted by the Business Corporation Act of Michigan.

ARTICLE VII

To the full extent permitted by the Michigan Business Corporation Act or any other applicable laws presently or hereafter in effect, no director of the Corporation shall be personally liable to the Corporation or its shareholders for or with respect to any acts or omissions in the performance of his or her duties as a director of the Corporation. Any repeal or modification of this Article VII shall not adversely affect any right or protection of a director of the Corporation existing immediately prior to, or for or with respect to, any acts or omissions occurring before such repeal or modification. This Corporation is authorized to indemnify officers, employees or agents of this Corporation to the fullest extent permitted by the Michigan Business Corporation Act or any other applicable laws presently or hereafter in effect.

These Second Amended and Restated Articles of Incorporation were duly adopted on the 5th day of March, 2018, in accordance with the provisions of Section 642 of the Act: (check one of the following)

☒  by the Board of Directors without a vote of the shareholders. These Restated Articles of Incorporation only restate and integrate and do not further amend the provisions of the Articles of Incorporation as heretofore amended and there is no material discrepancy between those provisions and the provisions of these Restated Articles.

☐  by the shareholders at a meeting in accordance with Section 611(3) of the Act

☐  were duly adopted by the written consent of the shareholders having not less than the minimum number of votes required by statute in accordance with Section 407(1) of the Act. Written notice to the shareholders who have not consented in writing has been given. (Note: Written consent by less than all of the shareholders is permitted only if such provision appears in the Articles of Incorporation.)

☐  were duly adopted by the written consent of the shareholders entitled to vote in accordance with Section 407(2) of the Act.

Signed this 5th day of March, 2018.

/s/ Kenneth J. Phillips
Name:	Kenneth J. Phillips
Its:	Vice President